Exhibit 1.1

                                         September 10, 2003

Michael P. Duffy

Senior Vice President and Secretary

Point Therapeutics, Inc.

125 Summer Street

Boston, MA 02110

Engagement Agreement

Dear Mr. Duffy:

Reference is made to our recent discussions relating to a proposed private placement under Rule 506 of Regulation D of the Securities Act of 1933, as Amended (the “Act”) of securities of Point Therapeutics, Inc. (the “Company”) as hereinafter described. Based upon our discussions and representations which you have made to us describing the Company and its principals, the present and proposed business activities of the Company and the Company’s operations and financial condition, Paramount Capital, Inc. (“Paramount”) hereby confirms in principle its interest in assisting the Company on a “best efforts” basis in connection with the private placement offering (the “Offering”) of the Company’s securities upon the following basic terms and conditions:

1. The Company will offer to sell to persons who qualify as “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Act up to 100 Units (the “Maximum Offering”), subject to the Company’s right, in its sole discretion, to accept up to an additional 10 Units (the “Over-allotment”). Each “Unit” shall consist of (a) a number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), determined by dividing $100,000 (the “Unit Price”) by the average of the closing sale price of the Common Stock as reported on the OTC Bulletin Board for the five Trading Days (as defined below) immediately preceding the closing of the Offering (the “Per Share Price”), (b) five year warrants (the “Warrants”) to purchase a number of shares of Common Stock equal to 50% of the Common Stock in a Unit at an exercise price equal to 133% of the Per Share Price. In no event shall the Per Share Price be greater than $2.00. A “Trading Day” shall mean any day on which shares of the Company’s Common Stock are sold on the OTCBB. In the event that the average closing price for any 20 consecutive trading days is at least $5.00 (the “Redemption Price”), the Company shall be entitled to redeem the Warrants, or any of them, at a per Warrant redemption price of $0.01, by 30 business days written notice to the holder.

2. An escrow agent shall be designated by Paramount and the Company to hold subscriptions for the benefit of customers pending the closing of the Offering (the “Closing”), which is intended to occur on or before September 16, 2003, subject to extension by the Company for up to an additional 30 days (the date of any such closing is hereinafter referred to as the “Closing Date”).

3. (a) The Company will, as soon as practicable, but not later than 60 days after the Closing Date (the “Outside Filing Date”), (a) file a registration statement (the

“Registration Statement”) with respect to (i) the resale of the shares of Common Stock sold in the Offering, (ii) the resale of the shares of Common Stock issuable upon exercise of the Warrants sold in the Offering and (iii) the shares of Common Stock issuable upon exercise of Paramount Warrants (as defined below) with the Securities and Exchange Commission (the “SEC”) and use its best efforts to have such Registration Statement declared effective by the SEC prior to the date that is 90 days after the date on which the Registration Statement is filed (the “Outside Effective Date”) and (b) cause such Registration Statement to remain effective until such date as the holders of the securities have completed the distribution described in the Registration Statement or at such time that such shares are no longer, by reason of Rule 144(k) under the Act, required to be registered for the sale thereof by such holders.

(b) If the Registration Statement is not filed by the Filing Date, then the Company shall pay to the investors pro rata based on the amount of each such investor’s investment in cash an amount equal to 1% of the total gross proceeds received in the Offering for each week or fraction thereof that the Registration Statement remains unfiled.

(c) The Company shall bear registration expenses of the Registration Statement, including fees and expenses of a special counsel or other advisors to investors, not to exceed $10,000.

4. Pending the earlier of (a) completion or termination of the Offering, and (b) September 16, 2003, the Company agrees that it will not, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing non-public information concerning the Company or its businesses, assets or properties), or take any other action to facilitate any inquiries with respect to the making of, any proposal that constitutes or may reasonably be expected to lead to a possible private placement of its securities other than in connection with any corporate partnership. In addition, pending completion or termination of the Offering, the Company agrees that it will not dispose of any assets of the Company (including, without limitation, creating, suffering to exist or permitting the imposition of any liens) other than inventory in the ordinary course of business.

5. The Company shall obtain from its officers and directors, an agreement that, for a period of time commencing upon the date hereof and continuing until the Closing Date, they will not sell, assign or transfer any of their shares of the Company’s securities without Paramount’s prior written consent. Following the Closing Date, the Company’s officers and directors will not sell more than five percent (5%) of their respective holdings until the earlier of (a) the date on which the SEC declares the Registration Statement effective and (b) 180 days from the Closing of the Offering, whichever is earlier.

6. Upon the Closing of each Investment (as defined below) in the Offering or during the 12 month period following the Closing or earlier termination of the Offering, the Company shall pay to Paramount cash commissions equal to seven percent (7%) of the aggregate value of such investment (the “Cash Commissions”) and three percent (3%) of the proceeds received by the Company upon the exercise of the Warrants if exercised within 12 months from the Closing, provided, however, that Paramount shall not receive the commissions described in the immediately preceding sentence as a result of any investment by (a) any existing stockholder of the Company, (b) J.H. Whitney and (c) any affiliate of Paramount (including certain trusts for the benefit of the children of Dr. Lindsay A. Rosenwald (the “Trust”)). For the purposes of this Agreement, an “Investment” shall mean any private placement of securities of the Company that is made in connection with the Offering or during the 12-month period following the Closing or earlier termination of the Offering by an investor first introduced to the Company by or through Paramount.

7. The Company shall be responsible for and shall bear all expenses incurred by the Company in connection with the proposed Offering, including but not limited to, the costs of preparing and duplicating any offering documents used in connection with this Offering (including a copy of all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 30, 2002, pursuant to the reporting requirements of the Exchange Act (the “SEC Documents”), the costs of preparing and filing a Form D with the SEC; blue sky legal and filing fees in those states designated by Paramount, including costs associated with the preparation and duplication of a blue sky memorandum; fees of the escrow agent; and fees incurred in connection with the preparation and delivery of the Common Stock, Warrants and Paramount Warrants, including any transfer agent fees and disbursements, the Registration Statement and all exhibits thereto; the costs of preparing, printing and filing with the SEC the Registration Statement and amendments, post-effective amendments and supplements thereto; preparing, duplicating and delivering exhibits thereto and copies of the preliminary, final and supplemental prospectus; preparing, duplicating and delivering (including by facsimile) all selling documents, including but not limited to the Registration Statement and Prospectus, this Agreement, (collectively, the “Company Expenses”). The Company shall reimburse Paramount for its reasonable out of pocket expenses, including legal fees of counsel to Paramount, in an amount up to $25,000 (the “Expense Allowance”), payable upon the earlier to occur of the Closing Date or the termination of the Offering.

8. Upon the Closing of the Offering, the Company will sell to Paramount and/or its designees warrants (the “Paramount Warrants”) to purchase 300,000 shares of Common Stock at a price equal to $0.01 per warrant share. The Paramount Warrants shall be exercisable for a period of five (5) years from the Closing commencing six (6) months after the Closing Date at an exercise price equal to 110% of the Per Share Price. The Company agrees with Paramount and its successors and assigns that neither the Paramount Warrants nor the Common Stock underlying the Paramount Warrants will be subject to redemption by the Company nor will they be callable or mandatorily convertible by the Company. Paramount Warrants cannot be transferred, sold, assigned or hypothecated except that they may be assigned in whole or in part to any NASD member participating in the Offering or any officer, director or employee of Paramount qualified as an accredited investor. Paramount Warrants will contain a cashless exercise feature, anti-dilution protection for stock splits, stock dividends, recaps and combinations and broad-based weighted average price protection for issuances below both exercise price and fair market value at the time of issuance, and the shares of Common Stock issuable thereunder shall be included in the Registration Statement.

9. The Company will not use any of the proceeds to (a) repay any indebtedness of the Company, including but not limited to any indebtedness to officers, employees, directors or principal stockholders of the Company, but excluding mortgage payments and payments for loans on equipment or (b) redeem, repurchase or otherwise acquire any equity security of the Company. Proceeds may be used to fund business expenses incurred in the ordinary course of conducting the business of the Company.

10. (a) The Company agrees to indemnify and hold harmless Paramount and each selected dealer selected by Paramount, if any, and its respective partners, affiliates, shareholders, directors, officers, agents, advisors, representatives, employees, counsel and controlling persons within the meaning of the Act (a “Paramount Indemnified Party”) against any and all losses, liabilities, claims, damages and expenses whatsoever (and all actions in respect thereof), and to promptly reimburse any such Paramount Indemnified Party for legal fees and related expenses as incurred (including, but not limited to the costs of giving testimony or furnishing documents in response to a document request, a subpoena or otherwise, the costs of investigating, preparing, pursuing or defending any such action or claim whether or not pending or threatened and whether or not Paramount or any Paramount Indemnified Party is a party thereto), insofar as such losses, liabilities, claims, damages or expenses arise out of, relate to, are in incurred in connection with or are in any way a result of (i) the engagement of Paramount pursuant to this Engagement Agreement, and any other offering documents or any of the transactions contemplated by this Agreement and the other offering documents (the “Engagement”), including any modifications or future additions to the Engagement and related activities prior to the date hereof, (ii) any act by Paramount or any other Paramount Indemnified Party taken in connection with the Engagement or the transactions contemplated therein (including, without limitation, the purchase of the Units and the acquisition of the shares of Common Stock issuable upon exercise of Paramount Warrants), (iii) a breach of any representation, warranty, covenant, or agreement of the Company contained in this Engagement Agreement, or any of the other offering documents, (iv) the employment by the Company of any device, scheme or artifice to defraud, or the engaging by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit, or any conspiracy with respect thereto, in connection with the sale of the Common Stock, or (v) any untrue statement or alleged untrue statement of a material fact contained in any of the offering documents or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case if, and to the extent that, any such loss, claim, damage, liability or expense (A) has resulted from the willful misconduct, gross negligence or unlawful act by Paramount or such Paramount Indemnified Party or (B) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Paramount or any such Paramount Indemnified Party in writing specifically for use in the Offering.

(b) The Company agrees to indemnify and hold harmless a Paramount Indemnified Party to the same extent as the foregoing indemnity, and subject to the limitations set forth therein, against any and all loss, liability, claim, damage and expense whatsoever arising out of the exercise by any person of any right under the Securities Act or the Exchange Act or the securities or Blue Sky laws of any state on account of violations of the representations, warranties or agreements set forth herein and in the offering documents.

11. Paramount agrees to indemnify and hold harmless the Company, the Company’s directors, officers, employees, counsel, advisors, representatives and agents and controlling persons within the meaning of the Act (a “Company Indemnified Party”) and each and all of them, to the same extent as set forth in Section 10(a) of the foregoing indemnity from the Company to Paramount, but only with reference to losses, liabilities, claims, damages arising out of or based upon (i) a breach of any representation, warranty, covenant, or agreement of Paramount contained in this Engagement Agreement; (ii) any untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Paramount or any such Paramount Indemnified Party in writing specifically for use in the Offering.

12. Paramount represents and warrants to the Company, as of the date hereof, and as of the date of the Closing as follows:

(a) it is a member of the National Association of Securities Dealers, Inc. (“NASD”) and it has, and at all times while taking any actions constituting an offer or sale of the Units had, all governmental licenses (including both federal and state broker dealer licenses) required to act as placement agent for the Units.

(b) it has complied in all material respects with all applicable federal and state laws and applicable rules of the NASD in connection with its activities as placement agent for the Units.

(c) it has not used any general solicitation or general advertising in its offering of the Units or used any offering materials (other than the offering documents) not approved by the Company in writing.

(d) it reasonably believes that the subscribers contacted by Paramount satisfy the investor suitability standards set forth in Rule 506 of Regulation D.

13. Subject to the performance by the parties of their respective obligations as provided more fully in Section 18 below, the Company hereby appoints Paramount as the placement agent for purposes of the Offering and Paramount hereby accepts such agency. The Company and Paramount agree that subscriptions for Units shall be evidenced by the execution by subscribers of a subscription agreement in a form mutually agreed by the parties (“Subscription Agreements”). Investors shall be mutually agreed upon by the Company and Paramount and no subscription agreement shall be effective unless and until it is accepted by the Company in its sole discretion; provided, however, that subscriptions from the parties listed on the attached Exhibit A shall be acceptable to the Company and Paramount. The Company acknowledges that Paramount is relying on (i) the representations and warranties contained in Article III of the Subscription Agreements, and (ii) the covenants contained in Article IV of the Subscription Agreements, which representations, warranties, and covenants are also for the benefit of Paramount, and that Paramount shall have the right to rely on and/or enforce such representations, warranties, and covenants with the same force and effect as if Paramount were a party to such Subscription Agreements. The Company and Paramount agree that Paramount shall refrain from entering into any voting agreement with any subscriber or any third-party with respect to the Units.

14. To the extent that this Engagement Agreement conflicts with any other agreements entered into between the Company and Paramount, the terms hereof shall prevail.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of the State of New York.

16. This Agreement shall be binding upon and inure to the benefit of Paramount and the Company and each of their successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other.

17. Nothing herein shall restrict or otherwise limit Paramount from performing similar or dissimilar services for any other party or for its own account. The provisions of this Section 17 shall be enforceable to the fullest extent permitted by law.

18. Paramount will continue to conduct its due diligence investigation of the Company until the Offering is completed, and such due diligence investigation shall, in all events, be subject to the satisfaction of Paramount as to which Paramount shall be the sole judge. While it is the intention of the parties hereto that the Offering of the Company’s Units be made and that, subject to the performance by the Company of all of its obligations to be performed hereunder, Paramount will use its reasonable best efforts to assist the Company in finding qualified subscribers to invest in the Offering, this letter cannot in any way be construed as a commitment by Paramount to complete the placement of the Units and Paramount may, in Paramount’s sole judgement and discretion, determine at any time not to proceed with the Offering.

If the foregoing conforms to your understanding, please sign, date and return to us the enclosed copy of this letter.

Very truly yours,

PARAMOUNT CAPITAL, INC.

By:
Name:	Lindsay A. Rosenwald, M.D.
Title:	Chairman and CEO

The foregoing is in conformity with our understanding:

POINT THERAPEUTICS, INC.

By:
Name:	Michael P. Duffy
Title:	Senior Vice President and Secretary

Exhibit A

1.	Proquest Investments
2.	Marc Berg
3.	Mazzer
4.	Wayne Rothbaum
5.	Peter Kash
6.	Scott Katzmann
7.	McInerney, Timothy
8.	Ponzio, Nicholas
9.	Colby, Trevor
10.	Kazam, Josh
11.	Lazar, Ron
12.	Farber, Ed
13.	Oliveira, Steve
14.	Pomper, Lex
15.	Kranzler Living Trust
16.	Weiser, Michael
17.	Stein, Jason
18.	Moroney, John
19.	Strauss, Gary
20.	Howard Gittis
21.	Neil Herskowitz
22.	David Jaroslawicz
23.	Bonnie Kazam
24.	Larry Kessel
25.	Danny Kessel
26.	Paul Kessler
27.	Jay Lobell
28.	Andrew Schonzeit
29.	David Tanen
30.	Stephen C. Rocamboli
31.	Certain trusts for the benefit of Dr. Rosenwald and his children

32.	Federated Kaufmann Fund
33.	Greystone Venture Partners
34.	Claflin Capital Management
35.	Harris Lydon